UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__)
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☐    Soliciting Material Pursuant to § 240.14a-12
LIPOSCIENCE, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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LIPOSCIENCE, INC.
2500 Sumner Boulevard
Raleigh, NC 27616
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On June 11, 2014
Dear Shareholder:
You are cordially invited to attend the Annual Meeting of Shareholders of LipoScience, Inc., a Delaware corporation (the “Company”). The meeting will be held on Wednesday, June 11, 2014 at 10:00 a.m. local time at the Company's headquarters at 2500 Sumner Boulevard, Raleigh, North Carolina for the following purposes:

1.	To elect the Board’s three (3) nominees for director to hold office until the 2017 Annual Meeting of Shareholders.

2.
To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2014.

3.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 17, 2014. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders' Annual Meeting to Be Held on Wednesday, June 11, 2014 at 10:00 a.m. local time at 2500 Sumner Boulevard, Raleigh, North Carolina.
The proxy statement and annual report to shareholders are available at www.envisionreports.com/lpdx for shareholders of record and www.edocumentview.com/lpdx for beneficial owners.

By Order of the Board of Directors

Kathryn F. Twiddy
Vice President, General Counsel and Corporate Secretary

Raleigh, North Carolina
April 29, 2014

         You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or on the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

LIPOSCIENCE, INC.
2500 Sumner Boulevard
Raleigh, NC 27616
PROXY STATEMENT
FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS
JUNE 11, 2014
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of LipoScience, Inc. (sometimes referred to as “we,” “us,” the “Company” or “LipoScience”) is soliciting your proxy to vote at the 2014 Annual Meeting of Shareholders including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.
We intend to mail this proxy statement and accompanying proxy card on or about April 29, 2014 to all shareholders of record entitled to vote at the Annual Meeting.
What is a proxy?
Our Board of Directors is asking for your proxy. This means you authorize persons selected by us to vote your shares at the annual meeting in the way that you instruct. All shares represented by valid proxies received before the annual meeting will be voted in accordance with the stockholder’s specific voting instructions.
How do I attend the Annual Meeting?
The meeting will be held on Wednesday, June 11, 2014 at 10:00 a.m. local time at the Company's headquarters at 2500 Sumner Boulevard, Raleigh, North Carolina. Information on how to vote in person at the Annual Meeting is discussed below. Directions to the Company's headquarters can be found at www.liposcience.com/contact. Attendance at the Annual Meeting is limited to stockholders as of the close of business on April 17, 2014, holders of valid proxies for the Annual Meeting and our invited guests.
Who can vote at the Annual Meeting?
Only shareholders of record at the close of business on April 17, 2014 will be entitled to vote at the Annual Meeting. On this record date, there were 15,244,622 shares of common stock outstanding and entitled to vote.
Shareholders of Record: Shares Registered in Your Name
If on April 17, 2014 your shares were registered directly in your name with LipoScience’s transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If on April 17, 2014 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are two matters scheduled for a vote:

•	Election of three directors; and

•	Ratification of selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014.
What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are as follows:
Shareholder of Record: Shares Registered in Your Name
If you are a shareholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., on June 10, 2014 to be counted.

•
To vote on the Internet, go to www.envisionreports.com/lpdx to complete an electronic proxy card. You will be asked to provide the Company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. on June 10, 2014 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from LipoScience. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or on the Internet as instructed by your broker, bank or other agent. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact the applicable party to request a proxy form.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on April 17, 2014.
What happens if I do not vote?
Shareholder of Record: Shares Registered in Your Name
If you are a shareholder of record and do not vote by completing your proxy card, by telephone, on the Internet or in person at the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or other nominee will still be able to vote your shares depends on whether the particular proposal is a “routine” matter. Brokers and other nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested), executive compensation (including any advisory shareholder votes on executive compensation and on the frequency of shareholder votes on executive compensation), and certain corporate governance proposals, even if supported by management. Accordingly, your broker or nominee may not vote your shares on Proposal 1 without your instructions, but may vote your shares on Proposal 2.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the nominees for director and “For” the ratification of Ernst & Young LLP as our registered public accounting firm for our fiscal year ending December 31, 2014. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one set of proxy materials?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?
Shareholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or on the Internet.

•	You may send a timely written notice that you are revoking your proxy to LipoScience’s Secretary at 2500 Sumner Boulevard, Raleigh, NC 27616.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are shareholder proposals and director nominations due for next year’s Annual Meeting?
To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by December 30, 2014 to LipoScience's Secretary at 2500 Sumner Boulevard, Raleigh, NC 27616.
If you wish to nominate an individual for election at, or bring business, other than through a shareholder proposal, before the 2015 Annual Meeting of Shareholders, you should deliver your notice to our Secretary at the address above between February 11, 2015 and March 13, 2015. Your notice to the Secretary must set forth your name and address, and the class and number of shares of our stock that you beneficially own.
If you propose to bring business before the Annual Meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, and (ii) any material interest you have in such business. If you propose to nominate an individual for election as a director, your notice shall also set forth, as to each person whom you propose to nominate for election as a director, the following: (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of our stock that are owned of record and beneficially owned by the person, (iv) the date or dates on which such shares were acquired and the investment intent of such acquisition and (v) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder (including the person's written consent to being named as a nominee and to serving as a director if elected). We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder's understanding of the independence, or lack thereof, of such proposed nominee.

For more information, and for more detailed requirements, please refer to our Amended and Restated Bylaws, filed as Exhibit 3.2 to our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission ("SEC") on January 30, 2013.

How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes and, with respect to the proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, votes “For,” “Against” and abstentions. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How many votes are needed to approve each proposal?

•
For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withhold” will affect the outcome.

•
To be approved, Proposal No. 2, ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. As a routine matter, we expect no broker non-votes on Proposal 2.

What is the quorum requirement?
A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
What proxy materials are available on the internet?
The proxy statement, Form 10-K and annual report to shareholders are available at
www.envisionreports.com/lpdx for shareholders of record and www.edocumentview.com/lpdx for beneficial owners.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director's successor is elected and qualified.
The Board of Directors currently has eight members. There are three directors in the class whose term of office expires in 2014: Howard B. Doran, John H. Landon and Daniel J. Levangie. Mr. Landon will not be standing for reelection and our Board of Directors has nominated Mr. Doran and Mr. Levangie for reelection at the Annual Meeting. Additionally, our Board of Directors has nominated Mr. Joseph S. Zakrzewski for election to the Board of Directors at the Annual Meeting, upon the recommendation of one of our non-management directors.
If elected at the Annual Meeting, Mr. Doran, Mr. Levangie and Mr. Zakrzewski would each serve until the 2017 Annual Meeting and until his successor is elected and has qualified, or, if sooner, until the director's death, resignation or removal. We have adopted a policy to invite and encourage our directors and nominees for director to attend the Annual Meeting. Of our current directors, only Mr. Benson and Mr. Greczyn attended our 2013 Annual Meeting of Shareholders.
Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares may be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.
NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2017 ANNUAL MEETING
Howard B. Doran, age 53

Mr. Doran has served as our President and Chief Executive Officer and a member of our Board of Directors since February 2014.  He was most recently President & Chief Operating Officer of Constitution Medical, Inc., an early stage in vitro diagnostics company, developer of the Bloodhound Fully Integrated Hematology System, which was acquired by Roche Diagnostics, Inc. in July 2013. Prior to Constitution Medical, Mr. Doran was a member of the senior executive team of Hologic, Inc. and served as President of Hologic’s Global Diagnostics business. Mr. Doran joined the senior management team of Hologic in 2007 at the time of Hologic’s acquisition of Cytyc Corporation, where he had been serving as Vice President and Business Unit Director of Cytyc’s $500 million in vitro diagnostics business. From 1997 through 2007, he was a key member of the management team of Cytyc Corporation during Cytyc’s dramatic growth, serving in a number of senior commercial roles of increasing responsibility including physician sales and marketing, managed care initiatives and laboratory sales and marketing.  Mr. Doran received a Bachelor of Science degree in Management from West Chester University of Pennsylvania.

Daniel J. Levangie, age 63
Mr. Levangie has served as a director of the Company since November 2010. He is currently co-founder and manager of ATON Partners, a private investment and management consulting firm. Prior to co-founding ATON Partners, Mr. Levangie was chief executive officer of Dune Medical Devices, Inc., a privately held medical device company, and a co-founder and managing partner of Constitution Medical Investors, Inc., a private investment and product development firm acquired by Roche Diagnostics Corporation in July 2013. Prior to the above, Mr. Levangie held a variety of executive management positions with Cytyc Corporation, until the acquisition of Cytyc by Hologic, Inc. in October 2007. These positions include executive vice president and chief operating officer, chief executive officer and president of Cytyc Health Corporation, executive vice president and chief commercial officer and president, Cytyc Surgical Products Division. Prior to joining Cytyc Corporation in 1992, Mr. Levangie held a number of sales, marketing and management positions with Abbott Laboratories, a diversified healthcare company. Mr. Levangie is currently a director of Exact Sciences Corp., a publicly held diagnostics company, Insulet Corporation, a publicly held medical device company, and Dune Medical Devices, a privately held medical device company. During the last five years, he also served as a director of ev3, Inc., Cytyc and Hologic. Mr. Levangie received a B.S. degree in pharmacy from Northeastern University. The Board believes that Mr. Levangie brings a wealth of executive, managerial and leadership experience in the diagnostics and medical device industries to our Board from his prior service as an executive officer and director of a publicly held diagnostics and medical device company, and his service on several other medical device company boards of directors.
Joseph S. Zakrzewski, age 51
Mr. Zakrzewski has over 20 years of experience as an executive in the biotechnology and pharmaceutical industry. Mr. Zakrzewski was most recently Chairman and CEO of Amarin Pharmaceuticals, a publicly traded company focused on the development and commercialization of cardiovascular drugs based on Omega 3’s, from 2010 through December 2013. Mr. Zakrzewski served as a Venture Partner with Orbimed, the world’s largest healthcare-dedicated investment firm in 2010 and 2011. Prior to this, he was Chairman, President and Chief Executive Officer of Xcellerex, a privately held company focusing on commercializing its proprietary next generation manufacturing technology for biotherapeutics and vaccines from 2007 through the first half of 2010. Mr. Zakrzewski also served as the Chief Operating Officer of Reliant Pharmaceuticals, a specialty pharmaceutical company focused on cardiovascular drugs from 2005 through the first half of 2007. Mr. Zakrzewski had responsibility for the company’s pharmaceutical operations including, R&D, business development, supply chain/manufacturing, quality, IT, and compliance. From 1988 to 2004, Mr. Zakrzewski served in a variety of executive level capacities at Eli Lilly & Company including R&D, manufacturing, finance and business development focused on Lilly’s biotechnology & protein business. His most recent position was Vice President, Corporate Business Development, where he had global responsibility for all business development activities on a worldwide basis. Mr. Zakrzewski currently serves on the Board of Directors of Acceleron Pharmaceuticals, Amarin Pharmaceuticals and Insulet Corporation. Mr. Zakrzewski received a BS in Chemical Engineering in 1986, an MS in Biochemical Engineering from Drexel University in 1988, and an MBA in Finance in 1992 from Indiana University. Mr. Zakrzewski’s industry expertise and his extensive executive and board experience position him well to serve as a member of our Board.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2015 ANNUAL MEETING
Buzz Benson, age 59
Mr. Benson has served as a director of the Company since 2001 and as Chairman of the Board since June 2011. Mr. Benson is a managing director and president of SightLine Partners LLC. SightLine manages a series of private equity funds that provide creative financial solutions to later stage medical technology companies and financial alternatives to the existing investors in these companies. SightLine Partners was formed in 2004 to acquire the healthcare venture capital funds of Piper Jaffray Companies. Prior to co-founding SightLine Partners, he was a managing director and president of Piper Jaffray Ventures from 1992 to 2004. From 1986 to 1992, he was co-head of the Piper Jaffray healthcare investment banking group. Prior to joining Piper Jaffray Companies in 1986, Mr. Benson was a partner at Stonebridge Capital, a partnership investing in emerging publicly traded companies. Previously, he was an investment officer with Cherry Tree Ventures and a manager in the public accounting firm of Arthur Andersen & Co. Mr. Benson holds a B.S. degree in accounting from St. John's University (MN) and was a Certified Public Accountant. The Board believes that Mr. Benson's knowledge of the Company, his financial and accounting expertise and his extensive experience in capital markets and investment management allow him to make valuable contributions to the Board.
Robert J. Greczyn, Jr., age 62
Mr. Greczyn has served as a director of the Company since March 2011. From August 2013 until February 2014, Mr. Greczyn also served as our interim President and Chief Executive Officer. From 2000 to 2010, he was the chief executive officer of Blue Cross Blue Shield of North Carolina, where he also served on the board of the Blue Cross Blue Shield Association and chaired several committees until his retirement in 2010. From 2006 to 2008, Mr. Greczyn was chairman of the board of the Council for Affordable Quality Care, an alliance of chief executive officers of the nation’s leading health insurers working to simplify healthcare transactions. In addition, Mr. Greczyn, served as a director of MModal Inc., a publicly held provider of interactive clinical documentation and speech understanding technology, from October 2011 until its acquisition in August 2012. Mr. Greczyn received an M.P.H. degree in health policy from the University of North Carolina at Chapel Hill and a B.A. degree in psychology from East Carolina University. The Board believes that Mr. Greczyn’s extensive executive management experience, his knowledge of the managed care industry and significant academic involvement within the public health arena bring valuable insight to the Board.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2016 ANNUAL MEETING
Jeffrey T. Barber, age 61
Mr. Barber has served as a director of the Company effective as of the company’s Annual Meeting on June 12, 2013. Mr. Barber has served as managing director of Fennebresque & Co., an investment banking firm, since October 2009. From 1988 until his retirement in June 2008, Mr. Barber was an audit partner of PricewaterhouseCoopers LLP, where he also served as managing partner of its Raleigh, North Carolina office for a period of 14 years. Mr. Barber has served on the board of directors of Ply Gem Holdings, Inc., a publicly held building products provider, since January 2010, and has also served on the board of directors of SciQuest, Inc., a publicly held procurement software company, since March 2010. Mr. Barber serves as chairman of the audit committees of both companies. He also serves on the Board of Trustees of Blue Cross and Blue Shield of North Carolina. Mr. Barber holds a B.S. degree in accounting from the University of Kentucky. The Board believes that Mr. Barber's extensive experience working with publicly and privately held technology, healthcare, and large, multinational companies, along with his accounting and financial expertise and general business acumen, will allow him to make valuable contributions to the Board with respect to financial matters.
James R. Hurley, age 64
Mr. Hurley has served as a director of the Company since August 2013. Mr. Hurley served as president and chief executive officer of Beckman Coulter, Inc., a publicly held biomedical testing company later acquired by Danaher Corporation, from September 2010 to June 2011. Mr. Hurley previously served as senior vice president, human resources of Beckman Coulter from July 2005 to August 2010. Prior to joining Beckman Coulter in May 2005, Mr. Hurley held various executive positions, including corporate vice president, with Baxter International Inc., a publicly held medical products and services company. Preceding his career in healthcare, Mr. Hurley served as an officer in the United States Army for eight years. The Board believes that Mr. Hurley's prior executive management experience and his extensive industry experience position him well to serve on the Board.

Roderick A. Young, age 70

Mr. Young has served as a director of the Company since 2008. Mr. Young was a venture partner of Three Arch Partners from May 2006 until December 2013. He has served as a director and a member of the audit committee of Baxano Surgical, a publicly held medical device company, since May 2013, and he served as a director of North American Scientific, Inc., a publicly held medical device company, from 2006 to 2009. From 2003 to 2005, Mr. Young was president and chief executive officer of Vivant Medical, Inc., a venture-backed medical device company that was acquired by Tyco International, Ltd. Prior to his tenure at Vivant, Mr. Young was president and chief executive officer of Targesome, Inc., a biotechnology company, from 1998 to 2002. Prior to Targesome, Mr. Young also served as chairman and chief executive officer of General Surgical Innovations, a medical device company; president and chief executive officer of Focus Surgery; president of Toshiba America MRI; and president and chief operating officer of Diasonics. Mr. Young received a B.S. degree in industrial engineering from Stanford University and an M.B.A. degree from Harvard Business School. The Board believes that Mr. Young's prior management experience, his expertise in capital markets and investment management and his extensive experience in the healthcare and life science industries make him qualified to serve on the Board.

THE BOARD OF DIRECTORS AND COMMITTEES
DIRECTOR INDEPENDENCE
As required under the NASDAQ listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with outside counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.
Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and us, our senior management and our independent auditors, the Board has affirmatively determined that the following eight directors and nominees are independent within the meaning of the applicable NASDAQ listing standards: Jeffrey T. Barber, Buzz Benson, Robert J. Greczyn, Jr., James R. Hurley, Joseph S. Zakrzewski, John H. Landon, Daniel J. Levangie and Roderick A. Young. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with us. Howard B. Doran, our Chief Executive Officer, is not an independent director by virtue of his employment with us. In considering his independence, the Board of Directors considered the fact that Robert J. Greczyn, Jr., served as our interim President and Chief Executive Officer from August 2013 until February 2014, during which time Mr. Greczyn resigned from his positions on the Audit Committee and the Compensation Committee of the Board.
BOARD LEADERSHIP STRUCTURE
Our Board of Directors has an independent chair, Mr. Benson, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairman has substantial ability to shape the work of the Board. We believe that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its shareholders. As a result, we believe that having an independent Chairman can enhance the effectiveness of the Board as a whole.
ROLE OF THE BOARD IN RISK OVERSIGHT
One of the Board's key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.
MEETINGS OF THE BOARD OF DIRECTORS
The Board of Directors met 16 times during the last fiscal year. Each of our current Board members attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
The Board had three committees during fiscal 2013: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. In addition to these committees, the Board currently has a Payor and Health Systems Strategy Committee, which was formed in February 2014.
The following table provides our current membership information for each of the Board committees:

Name	Audit	Compensation	Nominating and Governance	Payor and Health Systems Strategies
Buzz Benson	X		X
Jeffrey T. Barber	X*			X
Howard B. Doran
Robert J. Greczyn, Jr.		X		X*
James R. Hurley		X*		X
John H. Landon		X	X
Daniel J. Levangie	X		X*
Roderick A. Young	X	X
__________
*    Committee Chairman
Our Board of Directors has determined that if Mr. Zakrzewski is elected at the Annual Meeting, he will be appointed to serve on the Compensation and Nominating and Governance Committees.
Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.

Below is a description of each committee of the Board of Directors.
Audit Committee
The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements with management and the independent auditors, including a review of our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as set forth in our annual or quarterly reports pursuant to Section 13 or 15(d) of the Exchange Act.
The Audit Committee is composed of four directors, Mr. Barber, Mr. Benson, Mr. Levangie and Mr. Young. Mr. Barber is the Chairman of the Committee. The Audit Committee met eleven times during the 2013 fiscal year. The Audit Committee has adopted a written charter that is available to shareholders on our website at www.liposcience.com.
The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards). Mr. Young was a venture partner with Three Arch Partners, a shareholder that beneficially owns more than 10% of our common stock. Therefore, we may not be able to rely upon the safe harbor position of Rule 10A-3 under the Exchange Act, which provides that a person will not be deemed to be an affiliate of a company as a result of being the beneficial owner, directly or indirectly, of less than 10% of a class of voting equity securities of that company. However, our Board of Directors has made an affirmative determination that Mr. Young is not an affiliate of the Company.
The Board of Directors has also determined that both Mr. Barber and Mr. Benson qualify as “audit committee financial experts,” as defined in applicable SEC rules. The Board made a qualitative assessment of each of Mr. Barber's and Mr. Benson's level of knowledge and experience based on a number of factors, including their formal education and professional experience, as well as expertise in financial and accounting matters, that will enable them to serve as our audit committee financial experts.

Report of the Audit Committee of the Board of Directors
The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2013 with our management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors' communications with the Audit Committee concerning independence, and has discussed with the independent auditors the accounting firm's independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Respectfully submitted by:
THE AUDIT COMMITTEE

Mr. Jeffrey T. Barber, Chairman
Mr. Buzz Benson
Mr. Daniel J. Levangie
Mr. Roderick A. Young

Compensation Committee
The Compensation Committee is currently composed of four directors, Mr. Greczyn, Mr. Hurley, Mr. Landon and Mr. Young. Mr. Hurley is the Chairman of the committee. All members of our Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Compensation Committee met eight times during the 2013 fiscal year. The Compensation Committee has adopted a written charter that is available to shareholders on our website at www.liposcience.com.
The Compensation Committee of the Board of Directors acts on behalf of the Board to review, recommend for adoption and oversee our compensation strategy, policies, plans and programs, including:

•
establishment of corporate and individual performance objectives relevant to the compensation of our executive officers, directors and other senior management and evaluation of performance in light of these stated objectives;

•
review and approval, or if it deems it appropriate, review and recommend to the Board for approval, of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our Chief Executive Officer and the other executive officers and directors; and

•	administration of our equity compensation plans, employee stock purchase plan and executive severance benefit plans and other similar plans and programs.

Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairman of the Compensation Committee, in consultation with the Chief Executive Officer and the Vice President, Human Resources and Organizational Effectiveness. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer does not participate in, or is not present during, any deliberations or determinations of the Compensation Committee regarding his compensation or his individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant's reasonable fees and other retention terms.

During the past fiscal year, the Compensation Committee engaged Mercer, LLC ("Mercer"), a national compensation consulting firm, as compensation consultants. Mercer was identified and chosen as our compensation consultant in 2012, due to its significant expertise in corporate compensation strategy, policies and practices, and its global reputation in the marketplace. The Compensation Committee requested that Mercer review our current executive and board compensation in October 2013. It was Mercer's opinion that the Company's executive and director compensation practices are consistent with industry practices and market guidelines.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant.
Compensation Committee Interlocks and Insider Participation
As noted above, our Compensation Committee consists of Mr. Greczyn, Mr. Hurley, Mr. Landon and Mr. Young. Mr. Greczyn served as our interim President and Chief Executive Officer from August 2013 until February 2014, during which time he resigned from his position on the Compensation Committee. No other member of the Compensation Committee has been at any time an officer or employee of the Company. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
Nominating and Governance Committee
The Nominating and Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board and assessing the performance of the Board.
The Nominating and Governance Committee is currently composed of three directors, Mr. Levangie, Mr. Benson and Mr. Landon. Mr. Levangie is the Chairman of the committee. All members of the Nominating and Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Nominating and Governance Committee met six times during the 2013 fiscal year. The Nominating and Governance Committee has adopted a written charter that is available to shareholders on our website at www.liposcience.com.

The Nominating and Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, diversity and having the commitment to rigorously represent the long-term interests of our shareholders. However, the Nominating and Governance Committee retains the right to modify these qualifications from time to time.
Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. In conducting this assessment, the Nominating and Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
The Nominating and Governance Committee will consider director candidates recommended by shareholders. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a shareholder. Shareholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Governance Committee at 2500 Sumner Boulevard, Raleigh, NC 27616, Attn: Secretary.
Each submission must set forth:

•	the name and address of the shareholder on whose behalf the submission is made;

•	the number and class of shares of the Company that are owned beneficially by such shareholder as of the date of the submission;

•	the full name of the proposed candidate;

•	a description of the proposed candidate’s business experience for at least the previous five years;

•	complete biographical information for the proposed candidate; and

•	a description of the proposed candidate’s qualifications as a director.
Any such submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

All written submissions received from shareholders that include the information described above will be reviewed by the Nominating and Governance Committee at its next appropriate meeting. If a shareholder wishes the Nominating and Governance Committee to consider a director candidate for nomination at an Annual Meeting of our Shareholders, then the recommendation must be provided at least 90 days, but not more than 120 days, prior to the anniversary date of the mailing of the Company’s proxy statement for the preceding year’s Annual Meeting of Shareholders.
In accordance with its charter, the Nominating and Governance Committee will consider for nomination only those individuals who possess, among other characteristics, the highest personal and professional ethics, a background and expertise that is useful to the Company and complementary to the background of other directors, and a willingness to devote the required time to the duties and responsibilities of the Board and any committees to which he or she may be appointed.
Payor and Health Systems Strategies Committee
The Payor and Health Systems Strategies Committee was formed in February 2014. The Payor and Health Systems Strategies Committee oversees the Company’s efforts to secure reimbursement for its products and services from government and third party payors, and to consider new, innovative and collaborative approaches to contracting with developing health system models. The Payor and Health Systems Strategies Committee Committee will also advise the Board and management on related policy and operating matters.
The Payor and Health Systems Strategies Committee is composed of three directors, Mr. Greczyn, Mr. Barber, and Mr. Hurley. Mr. Greczyn is the Chairman of the committee. The Payor and Health Systems Strategies Committee has adopted a written charter that is available to shareholders on our website at www.liposcience.com.
SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Our Board of Directors has adopted a formal process by which shareholders may communicate with the Board or any of its directors. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to LipoScience’s Secretary at 2500 Sumner Boulevard, Raleigh, 27616. Each communication must set forth:

•	the name and address of the shareholder on whose behalf the communication is sent; and

•	the number and class of shares of the Company that are owned beneficially by such shareholder as of the date of the communication.
The Secretary will review each communication. The Secretary will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Secretary shall discard the communication.
CODE OF ETHICS
The Company has adopted the LipoScience, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.liposcience.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. In accordance with the Audit Committee's recommendation, the Board of Directors determined to submit the selection of our independent registered public accounting firm for ratification by the shareholders at the annual meeting. Ernst & Young LLP has audited our financial statements since 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require shareholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes on proposals presented to the shareholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2013 and 2012 by Ernst & Young LLP. All fees below were approved by our Audit Committee.

	Fiscal Year Ended December 31
	2013	2012
	(in thousands)
Audit Fees[1]	$474	$674
Tax Fees[2]	—	10
Total Fees	$474	$684
__________

1
Audit fees consist of fees incurred for professional services rendered for the audit of our annual financial statements and review of the quarterly financial statements that are normally provided by Ernst & Young LLP in connection with regulatory filings or engagements. Also included are fees related to our initial public offering and review of documents filed with the SEC.

2	Tax fees consist of professional services for tax advice and tax planning. These services included assistance with tax reporting requirements and audit compliance.

PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has responsibility for establishing policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of the above services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

MANAGEMENT
The following table sets forth information concerning our executive officers and their ages as of April 29, 2014:

Name	Age	Position
Howard B. Doran	53	President and Chief Executive Officer
Lucy G. Martindale	60	Executive Vice President and Chief Financial Officer
James D. Otvos, Ph.D.	66	Executive Vice President and Chief Scientific Officer
Timothy J. Fischer	52	Chief Operating Officer
Thomas S. Clement	59	Vice President, Regulatory and Quality Affairs
William C. Cromwell, M.D.	52	Chief Medical Officer
Philip D. Hilldale	45	Vice President, Sales
E. Duffy McDonald	61	Vice President, Human Resources and Organizational Effectiveness
Kathryn F. Twiddy	51	Vice President, General Counsel and Corporate Secretary
Management
Howard B. Doran
Mr. Doran has served as our President and Chief Executive Officer and a member of our Board of Directors since February 2014. He was most recently president & chief operating officer of Constitution Medical, Inc., an early stage in vitro diagnostics company, developer of the Bloodhound Fully Integrated Hematology System, which was acquired by Roche Diagnostics, Inc. in July 2013. Prior to Constitution Medical, Mr. Doran was a member of the senior executive team of Hologic, Inc. and served as president of Hologic’s Global Diagnostics business. Mr. Doran joined the senior management team of Hologic in 2007 at the time of Hologic’s acquisition of Cytyc Corporation, where he had been serving as vice president and business unit director of Cytyc’s $500 million in vitro diagnostics business. From 1997 through 2007, he was a key member of the management team of Cytyc Corporation during Cytyc’s dramatic growth, serving in a number of senior commercial roles of increasing responsibility including physician sales and marketing, managed care initiatives and laboratory sales and marketing. Mr. Doran received a Bachelor of Science degree in Management from West Chester University of Pennsylvania.
Lucy G. Martindale
Ms. Martindale has served as our Executive Vice President and Chief Financial Officer since 2001. From 1996 to 2001, she served as vice president and finance director of GlaxoWellcome Research & Development, a pharmaceutical research and development company. Ms. Martindale held various positions with GlaxoWellcome, Inc., a pharmaceutical company, from 1984 to 1996, including vice president, corporate planning and analysis. Prior to joining Glaxo, Ms. Martindale worked at Bristol-Myers Squibb, a pharmaceutical company, and American Hospital Supply Corporation, a supplier of hospital equipment and products. Ms. Martindale received a B.S. degree in business from Indiana University and an M.B.A. degree from Campbell University.
James D. Otvos, Ph.D.
Dr. Otvos is a founder of our company and has served as our Chief Scientific Officer since its inception. He has also served as Executive Vice President since 1999 and as a member of our Board of Directors until March 2011. From 1990 to 2000, Dr. Otvos was a professor of biochemistry at North Carolina State University, where he is currently an adjunct professor. Dr. Otvos received a Ph.D. degree in comparative biochemistry from the University of California-Berkeley and performed his postdoctoral training in molecular biophysics at Yale University.

Timothy J. Fischer
Mr. Fischer has served as our Chief Operating Officer since January 2012 and previously served as our Vice President of Research and Development from September 2010 to January 2012. From December 2006 to September 2010, Mr. Fischer was with BD, where he served as vice president of development for BD’s women’s health and cancer business. From 2003 to December 2006, he served as vice president of product development for TriPath Oncology, a diagnostic company in the field of women’s health. Mr. Fischer received a B.S. degree in biology from Indiana University. He is an inventor on more than 35 patents in the in vitro diagnostics field.
Thomas S. Clement
Mr. Clement has served as our Vice President of Regulatory and Quality Affairs since February 2011. From January 2009 to January 2011, he served as vice president of global regulatory and clinical affairs for QIAGEN N.V., a provider of sample and assay technology. From 2002 to 2008, Mr. Clement was vice president of quality and regulatory affairs for Roche Molecular Systems. From 1989 to 2002, he was director of regulatory affairs for Organon Teknika Corporation. From 1988 to 1989, he served as manager of regulatory affairs for Amersham, and from 1984 to 1988, he was manager of quality for Biotech Research Laboratories. Mr. Clement received a B.S. degree in business administration from the University of Maryland.
William C. Cromwell, M.D.
Dr. Cromwell has served as our Chief Medical Officer since September 2013, having previously served in the same role from 1999-2005. In 1998, he founded the Lipoprotein and Metabolic Disorders Institute (LMDI) in Raleigh, North Carolina, as an educational and research organization to address the complexities of lipid (cholesterol and triglyceride) and lipoprotein (carriers of cholesterol and triglyceride) disorders. From 2005 until 2010, Dr. Cromwell was with the Presbyterian Cardiovascular Institute in Charlotte, North Carolina where he served as Medical Director of Lipoprotein Disorders until 2008, and Chief of the Division of Lipoprotein and Metabolic Disorders from 2008 until 2010. Beginning in 2010, he founded the Lipoprotein and Metabolic Disorders Institute, PLLC as a clinical practice providing a center of excellence for the comprehensive evaluation and management of genetic and acquired lipid and lipoprotein disorders affecting patients of all ages. He is an internationally recognized expert in the management of lipid and lipoprotein disorders. In addition to being a Diplomate of the American Board of Clinical Lipidology, Dr. Cromwell is a Fellow of the American Heart Association Council on Atherosclerosis, Thrombosis and Vascular Biology; a Fellow of the National Lipid Association; and a Fellow of the American Academy of Family Physicians. He is also a member of the American Heart Association Council on Nutrition, Physical Activity, and Metabolism, as well as the Southeastern Lipid Association, and has served as Adjunct Associate Professor in the Hypertension and Vascular Disease Center at Wake Forest University School of Medicine since 2000. Dr. Cromwell received his doctoral degree in medicine from the Louisiana State University School of Medicine in New Orleans, Louisiana. He has also published numerous book chapters, review articles, and original research in lipid and lipoprotein disorders.
Philip D. Hilldale
Mr. Hilldale has served as our Vice President of Sales since August 2013. Most recently, he held various sales leadership and marketing roles with Hologic, Inc. from 2007 to 2013, including senior director of U.S. surgical sales. Prior to joining Hologic, Mr. Hilldale served in various sales functions with Cytyc Corporation from 2004 to 2007, Ortho McNeil Pharmaceutical from 1996 to 2004, and Brown and Williamson from 1992 to 1996. Mr. Hilldale holds a bachelor’s degree in economics from the University of North Carolina at Greensboro.
E. Duffy McDonald
Mr. McDonald has served as our Vice President of Human Resources and Organizational Effectiveness since October 2012 and before that was our Vice President of Operations and Human Resources from 2008 to October 2012 and our Vice President of Human Resources from 2003 to 2008. From 1994 to 2003, he served as vice president of organizational solutions for the Newton Instrument Company. From 1991 to 1994, he served as director of human resources for VDO–Yazaki Corporation. From 1976 to 1991, he was with Minnesota Mining and Manufacturing Company (3M), where he held several management positions. Mr. McDonald received a B.S. degree in sociology from the College of Charleston. Mr. McDonald is a certified Senior Professional in Human Resources.

Kathryn F. Twiddy
Ms. Twiddy has served as our Vice President, General Counsel and Corporate Secretary since July 2013. From May 2012 to July 2013, she served as Chief Legal Officer, Corporate Secretary and Chief Compliance Officer of MModal, Inc. (formerly NASDAQ: MODL), a leading provider of clinical documentation solutions and unstructured data analytics. Ms. Twiddy has held a number of senior executive roles throughout her career, including Vice President and Senior Associate General Counsel for Quintiles Transnational Corp., and General Counsel and Corporate Secretary of Misys Healthcare Systems. She has over 20 years of law firm and in-house practice in the technology and life sciences industries, including three years as a partner with the firm of Kilpatrick Stockton, LLP (now Kilpatrick Townsend), and more than seven years with IBM Corporation. Kathy has broad-based legal experience in complex corporate and technology transactions, intellectual property, corporate governance, compliance, employment and healthcare law. Ms. Twiddy graduated with honors from the University of North Carolina School of Law in Chapel Hill, N.C., where she also earned her BA in Journalism.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2014 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all of our executive officers and directors serving at March 31, 2014, as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the SEC.
Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, we believe that each of the shareholders identified in the table possesses sole voting and investment power with respect to all shares of common stock indicated as beneficially owned by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 31, 2014 and not subject to repurchase as of that date are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Applicable percentages are based on 15,227,162 shares outstanding on March 31, 2014, adjusted as required by rules promulgated by the SEC.
Unless otherwise noted, the address for each director and executive officer is c/o LipoScience, Inc., 2500 Sumner Boulevard, Raleigh, NC 27616.

Beneficial Owner	Number of Shares Beneficially Owned	Percent of Total
Beneficial owners of 5% or more of the outstanding common stock:
Entities affiliated with Three Arch Capital (1)	1,855,087	12.2%
Entities affiliated with Deerfield Management Company, L.P. (2)	1,382,350	9.1
Entities affiliated with SightLine Partners (3)	854,212	5.6
Entities affiliated with Armistice Capital, LLC (4)	786,000	5.2
Named executive officers:
Howard B. Doran (5)	19,831	*
Lucy G. Martindale (6)	153,111	1.0
Timothy J. Fischer (5)	140,063	*
Other directors and nominee for director:
Buzz Benson (3) (7)	865,476	5.7
Jeffrey T. Barber (8)	7,858	*
Robert J. Greczyn, Jr. (9)	104,431	*
James R. Hurley (10)	11,602	*
John H. Landon (11)	80,849	*
Daniel J. Levangie (12)	56,658	*
Roderick A. Young (1) (8)	7,858	*
Joseph S. Zakrzewski	—	—
All directors, director nominee and current executive officers as a group (17 persons) (13)	2,350,367	14.7%
*    Represents beneficial ownership of less than 1%.

(1)
The number of shares beneficially owned consists of 1,771,348 shares of common stock held by Three Arch Capital, L.P. (“TAC”) and 83,739 shares of common stock held by TAC Associates, L.P. (“TACA”). TAC Management, L.L.C. (“TACM”), the general partner of TAC and TACA, may be deemed to have sole power to vote and sole power to dispose of shares directly owned by TAC and TACA. Wilfred Jaeger and Mark Wan are the managing members of TACM and may be deemed to have shared power to vote and shared power to dispose of shares directly owned by TAC and TACA. This information is derived from a Schedule 13G filed with the SEC on February 13, 2014. Roderick Young, one of our directors, was a venture partner with Three Arch Partners, but he does not have beneficial ownership over the shares held by TAC and TACA. The address for these beneficial owners is 3200 Alpine Road, Portola Valley, CA 94028.

(2)
This information is derived from a Schedule 13G/A filed with the SEC on February 14, 2014.The number of shares beneficially owned consists of 623,440 shares of common stock held by Deerfield Special Situations Fund, L.P. and 758,910 shares of common stock held by Deerfield Special Situations International Master Fund, L.P., of which Deerfield Mgmt, L.P. is the general partner and Deerfield Management Company, L.P. is the investment advisor. Deerfield Mgmt, L.P., Deerfield Management Company, L.P. and James E. Flynn may be deemed to have shared voting and dispositive power over the shares held by Deerfield Special Situations Fund, L.P. and Deerfield Special Situations International Master Fund, L.P. The address for these beneficial owners is 780 Third Avenue, 37th Floor, New York, NY 10017.

(3)
This information is derived from a Schedule 13G filed with the SEC on February 20, 2014. The number of shares beneficially owned consists of 592,661 shares of common stock held by SightLine Healthcare Fund III, L.P.; 100,057 shares of common stock held by SightLine Healthcare Opportunity Fund, LLC; and 161,494 shares of common stock held by SightLine Healthcare Vintage Fund, L.P. Buzz Benson, a director of the Company, Joseph Biller, Maureen Harder, and Scott Ward are managing directors of SightLine Partners LLC, which is the general partner of SightLine Healthcare Management III, L.P., which is the general partner of SightLine Healthcare Fund III, L.P. SightLine Partners LLC is also the manager of SightLine Opportunity Management, LLC, which is the manager of SightLine Healthcare Opportunity Fund, LLC. SightLine Partners LLC is also the manager of SightLine Vintage Management, LLC, which is the general partner of SightLine Healthcare Vintage Fund, L.P. Each of Buzz Benson, Joseph Biller, Maureen Harder, Scott Ward, SightLine Partners LLC, and SightLine Healthcare Management III, L.P. may be deemed to share voting and dispositive power over the shares held by SightLine Healthcare Fund III, L.P. Each of Buzz Benson, Joseph Biller, Maureen Harder, Scott Ward, SightLine Partners LLC, and SightLine Opportunity Management, LLC may be deemed to share voting and dispositive power over the shares held by SightLine Healthcare Opportunity Fund, LLC. Each of Buzz Benson, Joseph Biller, Maureen Harder, Scott Ward, SightLine Partners LLC, and SightLine Vintage Management, LLC may be deemed to share voting and dispositive power over the shares held by SightLine Healthcare Vintage Fund, L.P. The address for these beneficial owners is 8500 Normandale Lake Boulevard, Suite 1070, Bloomington, MN 55437.

(4)
This information is derived from a Schedule 13G filed with the SEC on March 20, 2014. The number of shares beneficially owned consists of 786,000 shares of common stock held by Armistice Capital, LLC, Armistice Capital Master Fund Ltd. and Steven Boyd, the Managing Member of Armistice Capital, LLC, each of which may be deemed to have shared voting and dispositive power. The address for these beneficial owners is 237 Park Avenue, 9th Floor, New York, NY 10017.

(5)	Consists of shares of common stock underlying options that are vested and exercisable within 60 days of March 31, 2014.

(6)	Consists of 83,396 shares of common stock and 69,715 shares of common stock underlying options that are vested and exercisable within 60 days of March 31, 2014.

(7)
Consists of 854,212 shares of common stock beneficially owned by entities affiliated with Sightline Partners, as referenced in note 3 above, 1,609 shares of common stock owned by Mr. Benson and 9,655 shares of common stock underlying Mr. Benson's options that are vested and exercisable within 60 days of March 31, 2014.

(8)	Consists of 1,122 shares of common stock and 6,736 shares of common stock underlying options that are vested and exercisable within 60 days of March 31, 2014.

(9)	Consists of 19,091 shares of common stock and 85,340 shares of common stock underlying options that are vested and exercisable within 60 days of March 31, 2014.

(10)	Consists of 6,028 shares of common stock and 5,574 shares of common stock underlying options that are vested and exercisable within 60 days of March 31, 2014.

(11)	Consists of 1,122 shares of common stock and 79,727 shares of common stock underlying options that are vested and exercisable within 60 days of March 31, 2014.

(12)	Consists of 11,122 shares of common stock and 45,536 shares of common stock underlying options that are vested and exercisable within 60 days of March 31, 2014.

(13)
Includes shares beneficially owned by all directors, director nominee and current executive officers of the Company. The number of shares beneficially owned consists of 1,633,317 shares of common stock and 717,050 shares of common stock underlying options that are vested and exercisable within 60 days of March 31, 2014.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our executive officers, directors and certain persons who beneficially own more than 10 percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and such greater than 10 percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of copies of the reports that we received and written representations that no other reports were required, we believe that our executive officers, directors and persons who own more than 10% of our common stock have complied with all applicable filing requirements on a timely basis during 2013, except that Richard Brajer, Lucy Martindale, James Otvos, Timothy Fischer, Thomas Clement, Paul Sanders, Duffy McDonald and Robert Honigberg each filed one late form 4 with respect to an award of stock options and restricted stock units. Additionally, James Otvos filed an amended Form 3 to correct the number of shares reported on his original Form 3 filing and also filed one late Form 4 with respect to the exercise of stock options; Kathryn Twiddy filed an amended Form 3 to correct options and restricted shares that were omitted from her original Form 3 filing; and Jeffrey Barber filed an amended Form 4 to report stock options and restricted stock unit awards granted that were omitted from the original Form 4 filing.

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
The following table shows, for the fiscal years ended December 31, 2013 and 2012, information concerning the annual compensation awarded to or paid to, or earned by, the individuals that served as our Chief Executive Officer (principal executive officer) during 2013 and our two most highly compensated executive officers other than the individuals who served as our Chief Executive Officer during 2013, whom we refer to collectively as our named executive officers.
2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-equity incentive plan compensation ($) (4)	All Other Compensation ($) (5)	Total Compensation ($)
Robert J. Greczyn, Jr.	2013	223,335	134,000	47,898	119,854	—	30,375	555,462
Interim President and Chief Executive Officer (1)

Richard O. Brajer	2013	275,333	—	93,431	250,325	23,624	624,266	1,266,979
Former President and Chief Executive Officer (2)	2012	444,000	11,100	—	—	266,266	13,361	734,727

Lucy G. Martindale	2013	318,000	—	43,280	115,949	19,843	18,603	515,675
Executive Vice President and Chief Financial Officer	2012	295,000	5,310	—	—	125,720	5,023	431,053

Timothy J. Fischer	2013	359,000	—	48,858	130,897	25,201	13,112	577,068
Chief Operating Officer	2012	318,000	6,360	—	541,816	149,307	3,562	1,019,045
__________

(1)
Mr. Greczyn was appointed our interim President and Chief Executive Officer effective August 1, 2013 and served through February 3, 2014. The amount reported in the Salary column reflects annual compensation of $536,000 prorated for the 5 months Mr. Greczyn served during 2013 in this role. The amount reported in the Bonus column for Mr. Greczyn represents 60% of his prorated annual salary reported in the Salary column. Both amounts are in accordance with Mr. Greczyn's interim CEO compensation plan as approved by the Compensation Committee to the board of directors. Mr. Greczyn continued to serve as a member of our Board of Directors, but did not receive any additional compensation in his capacity as a director while serving as our interim President and Chief Executive Officer.

(2)
Mr. Brajer resigned from his position as our President and Chief Executive Officer and a member of our Board of Directors effective August 1, 2013. Mr. Brajer did not receive any additional compensation in his capacity as a director. The amount reported in the Salary column is prorated annual salary for the time Mr. Brajer served as our President and Chief Executive Officer.

(3)
This column reflects the full grant date fair value for equity awards granted during the indicated year that we will record under ASC 718 as stock-based compensation in our financial statements. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the executive will perform the requisite service for the award to vest in full. The assumptions we used in valuing options are described in note 11 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(4)
Each of our executives, other than Mr. Greczyn, was entitled to a target bonus equal to a specified percentage of his or her 2013 base salary, which was 55% for Mr. Brajer, 40% for Ms. Martindale and 45% for Mr. Fischer. The actual amount of the incentive bonus was determined by our Compensation Committee following the end of the calendar year based on the achievement of corporate goals. Each executive was entitled to receive 15.6% of his or her target bonus based on the achievement of the corporate goals. The factors included in the corporate goals were total revenue growth in 2013 over 2012, total revenue growth in the fourth quarter of 2013 over the fourth quarter of 2012, targeted operating loss level, achievement of strategic goals in the area of managed care, achievement of FDA clearance of our HDL-P test by the end of 2013 and the achievement of specified compliance and ethics objectives.

(5)
Amounts shown in this column for 2013 fiscal year include: for Mr. Greczyn fees paid in cash as compensation earned for services on our Board of Directors from January 1, 2013 through August 1, 2013; for Mr. Brajer $617,704 of separation payments representing 15 months of salary and 18 months of benefits continuation in connection with his August 1, 2013 separation date and $6,562 of 401(k) plan employer matching contributions; for Ms. Martindale $8,701 of 401(k) plan employer matching contributions and $9,902 of reimbursement for financial planning services, which includes a $2,402 tax gross-up payment related thereto; and for Mr. Fischer $4,500 of 401(k) plan employer matching contributions and $8,612 of Company paid travel expenses, which includes a $2,873 tax gross-up payment related thereto.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013
The following table includes certain information with respect to all stock option and stock awards (restricted stock units or "RSUs") outstanding for each named executive officer as of December 31, 2013. All of these awards were granted under our 2007 Stock Incentive Plan or our 2012 Equity Incentive Plan. Mr. Brajer did not have any equity awards outstanding as of December 31, 2013.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)					Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#) (9)
Name	Exercisable	Unexercisable		Option Exercise Price ($)	Option Expiration Date
Robert J. Greczyn, Jr.	19,400	—		6.89	4/8/2021	281	(1)	1,194
	11,397	—		11.44	5/18/2022	1,992	(2)	8,466
	5,052	1,684	(1)	6.68	6/12/2023
	35,855	11,952	(2)	5.07	9/13/2023
Lucy G. Martindale	16,005	—		2.50	2/4/2014	4,485	(4)	19,061
	2,000	—		2.50	5/5/2015
	23,231	—		3.88	2/15/2017
	7,541	—		2.45	4/29/2018
	22,940	—		2.50	2/6/2019
	7,275	—		6.89	4/8/2021
	5,045	21,863	(3)	9.65	3/1/2023
Timothy J. Fischer	23,637	5,463	(5)	5.63	10/8/2020	5,063	(4)	21,518
	7,870	1,830	(6)	6.89	4/8/2021
	64,963	15,062	(7)	11.44	5/18/2022
	20,949	4,853	(8)	11.44	8/2/2022
	5,696	24,681	(3)	9.65	3/1/2023
__________

(1)
This award was granted to Mr. Greczyn on June 12, 2013 in accordance with our non-employee director compensation policy, prior to his appointment as our interim President and Chief Executive Officer on August 1, 2013. This award vests in four equal quarterly installments over the one-year period measured from date of grant, with the final quarterly installment vesting on March 31, 2014.

(2)
This award was granted to Mr. Greczyn on September 13, 2013 while serving as our interim President and Chief Executive Officer. This award vests in four equal quarterly installments over the one-year period from date of grant, with the first 25% vesting immediately on the grant date, and the final quarterly installment vesting on March 31, 2014.

(3)
This option was granted on March 1, 2013 and vests in 16 equal quarterly installments over a four year period from date of grant. The unvested portion will vest in 13 equal quarterly installments through March 1, 2017.

(4)	This RSU award was granted and vesting commenced on March 1, 2013. This award vests 100% on March 1, 2016, the three-year anniversary of the grant date.
(5)	This option was granted on October 8, 2010 with a vesting commencement date of September 7, 2010. The unvested portion will vest in 9 equal monthly installments through September 7, 2014.
(6)	This option was granted on April 8, 2011 with a vesting commencement date of September 7, 2010. The unvested portion will vest in 9 equal monthly installments through September 7, 2014.
(7)	This option was granted on May 18, 2012 with a vesting commencement date of September 7, 2010. The unvested portion will vest in 9 equal monthly installments through September 7, 2014.
(8)	This option was granted on August 2, 2012 with a vesting commencement date of September 7, 2010. The unvested portion will vest in 21 equal monthly installments through September 7, 2014.
(9)	The amounts reflected in this column were computed by multiplying the number of RSUs expected to vest by $4.25, which was the closing price of our common stock on December 31, 2013.

EMPLOYMENT AGREEMENTS
Our Compensation Committee approved amended and restated employment agreements with each of our named executive officers that became effective in March 2013. These employment agreements have no specific term and constitute at-will employment. Each agreement provides the named executive officer’s base salary, target bonus percentage and eligibility to participate in our standard benefit plans and our Executive Severance Benefit Plan described below.
Howard B. Doran
Mr. Doran's current annual base salary is $440,000 and his annual target bonus opportunity is 60% of his base salary. Mr. Doran is eligible to participate in employee benefit plans established by us. In addition, Mr. Doran is eligible to participate in our Severance Benefit Plan, described below, at the level of benefits provided to our Chief Executive Officer. Nothing in the employment agreement modifies the vesting or other terms of Mr. Doran's existing equity awards.

Lucy G. Martindale
Ms. Martindale’s current annual base salary is $318,000 and her annual target bonus opportunity is 40% of her base salary. Ms. Martindale is eligible to participate in employee benefit plans established by us. In addition, Ms. Martindale is eligible to participate in our Severance Benefit Plan, described below, at the level of benefits provided to our Executive Officers, as that term is defined in the Severance Benefit Plan. Nothing in the employment agreement modifies the vesting or other terms of Ms. Martindale’s existing equity awards.

Timothy J. Fischer
Mr. Fischer’s current annual base salary is $359,000 and his annual target bonus opportunity is 45% of his base salary. Mr. Fischer is eligible to participate in employee benefit plans established by us. In addition, Mr. Fischer is eligible to participate in our Severance Benefit Plan, described below, at the level of benefits provided to our Executive Officers, as that term is defined in the Severance Benefit Plan. Nothing in the employment agreement modifies the vesting or other terms of Mr. Fischer’s existing equity awards.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT AND IN CONNECTION WITH CHANGE OF CONTROL ARRANGEMENTS
We believe that reasonable severance benefits for our named executive officers are important because it may be difficult for them to find comparable employment within a short period of time. We also believe that it is important to protect our named executive officers in the event of a change of control transaction involving the Company, as a result of which such officers might have their employment terminated. In addition, we believe that the interests of management should be aligned with those of our shareholders as much as possible, and we believe that providing protection upon a change of control is an appropriate counter to any disincentive such officers might otherwise perceive in regard to transactions that may be in the best interest of our shareholders. As a result of these considerations by our Compensation Committee, we have adopted an Executive Severance Benefit Plan. These plans, described below, provide for benefits to be paid if the executives are terminated under specified conditions or in connection with a change in control of the Company.
Executive Severance Benefit Plan
Our Board of Directors approved an Executive Severance Benefit Plan (the “Severance Benefit Plan”), in May 2012. Each of our executives at the level of Vice President or above who is an officer as defined under Section 16 of the Exchange Act, and who has received and returned a signed participation notice, including each of our named executive officers, is eligible to participate in the Severance Benefit Plan.
Any eligible participant who experiences an involuntary termination without cause at any time or resigns for good reason, in each case as defined in the Severance Benefit Plan, upon or within 12 months following a change in control will receive continued payments of his or her base salary during the applicable severance period, plus Company-paid health insurance coverage for the length of the applicable severance period. The applicable severance period is determined as follows:

•
For the Chief Executive Officer, the severance period is 15 months for an involuntary termination without cause other than upon or within 12 months following a change in control, and 24 months for an involuntary termination without cause or a resignation for good reason, in either case upon or within 12 months following a change in control.

•
For the Chief Financial Officer, Chief Operating Officer, Chief Scientific Officer or General Counsel, who are collectively referred to as the Executive Officers under the Severance Benefit Plan, the severance period is 12 months for an involuntary termination without cause other than upon or within 12 months following a change in control, and 15 months for an involuntary termination without cause or a resignation for good reason, in either case upon or within 12 months following a change in control.

•
For all other participants, who are collectively referred to as the Vice Presidents under the Severance Benefit Plan, the severance period is nine months for an involuntary termination without cause other than upon or within 12 months following a change in control, and 15 months for an involuntary termination without cause or a resignation for good reason, in either case upon or within 12 months following a change in control.

In addition, if a participant remains employed by us or any successor entity for six months after the closing of a change in control, he or she will become fully vested in any then-outstanding equity awards on that date. If a participant is terminated without cause or resigns for good reason upon or within six months following a change in control, he or she will become fully vested in any then-outstanding equity awards on the date of the participant’s separation from service.
To be eligible to receive any benefits under the Severance Benefit Plan that are triggered by a participant’s termination, a participant must execute a general waiver and release. The payments and benefits under the Severance Benefit Plan are subject to a “best-after-tax” provision in the case that any payment or benefit a participant would receive from us or otherwise would trigger excise tax penalties and loss of deductibility under Sections 280G and 4999 of the Code. If a participant is entitled to receive other severance benefits or payments in another agreement with us, he or she will not receive duplicate benefits.

DIRECTOR COMPENSATION
We maintain a compensation policy for our non-employee directors designed to enable us to attract and retain, on a long-term basis, high caliber non-employee directors. Under this policy, each non-employee director receives an annual retainer of $35,000 for serving on the Board. The Chairman of the Board receives an additional annual retainer of $10,000, the Chair of each of the Audit and Compensation Committees receives an additional annual retainer of $7,500 and the Chair of each of the Nominating and Governance Committee and the Payor and Health Systems Strategies Committee receives an additional annual retainer of $3,750. Cash retainers are paid quarterly at the beginning of each calendar quarter.

In addition to cash fees, each non-employee director receives an annual equity award having a value, as of the date of grant, equal to $30,000, and the Chairman of the Board receives an additional annual equity award having a value of $13,000 as of the date of grant. If a non-employee director joins our Board other than at an Annual Meeting of Shareholders, the annual equity award would be reduced on a pro rata basis for each month prior to the date of grant that has passed since the last Annual Meeting. Annual equity awards vest in four equal quarterly installments over the one-year period after the date of grant, subject to the director's continuous service through each vesting date.
In addition to annual equity awards, any non-employee director who joins our Board receives an initial equity award upon his or her election or appointment with a value equal to $55,000 as of the date of grant. Initial equity awards vest in two equal installments on the first and second anniversaries of the date of grant.
Each annual equity award and initial equity award has a maximum term of 10 years and is granted so that 75% of the value attributable to the award is made in the form of nonstatutory stock options and 25% of the value is made in the form of restricted stock units. For any non-employee director serving at the time of a change in control of the Company, all then-outstanding and unvested compensatory equity awards granted under the non-employee director compensation policy would become fully vested and exercisable, if applicable, immediately prior to the change in control.
For stock options granted under the policy, upon the termination of a non-employee director’s continuous service for any reason other than cause, the director will have a post-termination exercise period equal to the ordinary term of the stock option, subject to earlier termination in connection with a corporate transaction or a distribution or liquidation event, as described in our 2012 Equity Incentive Plan.
2013 Director Compensation Table
The following table sets forth information regarding the compensation earned for service on our Board of Directors during the year ended December 31, 2013 by our directors who were not also our employees. Robert J. Greczyn, Jr. received compensation for his services as a director from January 1, 2013 through August 1, 2013, but did not receive compensation for his services as a director while he was serving as our interim President and Chief Executive Officer from August 1, 2013 through February 3, 2014. Mr. Greczyn's compensation as a director is included in the above "Executive Compensation - 2013 Summary Compensation Table." Richard O. Brajer, our former President and Chief Executive Officer, served as a director until August 1, 2013 but did not receive any additional compensation for his services as a director. Mr. Brajer’s compensation as an executive officer is included in the above “Executive Compensation—2013 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3) (5)	Option Awards ($) (2) (4) (5)	Total ($)
Buzz Benson	45,250	10,748	27,235	83,233
Jeffrey T. Barber	23,493	21,242	53,838	98,573
James R. Hurley	17,354	20,618	53,316	91,288
Christopher W. Kersey, M.D.	15,167	—	—	15,167
John H. Landon	34,000	7,495	19,001	60,496
Daniel J. Levangie	37,500	7,495	19,001	63,996
Woodrow A. Myers, Jr., M.D.	34,000	7,495	19,001	60,496
Charles A. Sanders, M.D.	41,500	—	—	41,500
Roderick A. Young	32,667	7,495	19,001	59,163
__________

(1)
For Dr. Sanders, this amount consists of $16,500 of fees for his services as a director, and $25,000 paid for his service as Chairman Emeritus. For our other non-employee directors, this amount represents cash fees earned for services as a director during 2013.

(2)
This column reflects the full grant date fair value for options and stock awards (restricted stock units or "RSUs") granted during the year that we will record under ASC 718 as stock-based compensation in our financial statements. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the director will perform the requisite service for the award to vest in full. The assumptions we used in valuing options are described in note 11 to our Annual Report on Form 10-K for the year ended December 31, 2013.

(3)
For all non-employee directors other than Mr. Hurley, these amounts reflect the grant date fair value of each stock award of $6.68 per share, which was the closing price of our common stock on the June 12, 2013 grant date. The awards granted on June 12, 2013 were the annual equity awards made in accordance with our non-employee director compensation policy described above, and additionally Mr. Barber received an initial grant upon his appointment to the Board. For Mr. Hurley, this amount reflects the grant date fair value of $5.55 per share, which was the closing price of our common stock on the August 5, 2013 grant date, which was the date Mr. Hurley was appointed to the Board. Mr. Hurley received a prorated annual equity award and an initial equity grant upon his appointment.

(4)
For all non-employee directors other than Mr. Hurley, these amounts reflect the grant date fair value of each stock option award of $2.82 per share on the June 12, 2013 grant date. For Mr. Hurley, this amount reflects the grant date fair value of $2.39 per share on the August 5, 2013 grant date.

(5)	The table below shows the aggregate number of option awards and RSUs outstanding for each of our non-employee directors serving as of December 31, 2013:

Name	Total Option Awards (#)	Total Stock Awards (#)
Buzz Benson	9,655	403
Jeffrey T. Barber	19,086	2,339
J. Robert Hurley	22,296	3,096
John H. Landon	79,727	281
Daniel J. Levangie	45,536	281
Roderick A. Young	6,736	281

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to our 1997 Stock Option Plan, 2007 Stock Incentive Plan, 2012 Equity Incentive Plan and 2012 Employee Stock Purchase Plan, all stockholder approved, as a group, in each case as of December 31, 2013.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders (1)	1,759,534	(2)	$6.48	(3)	692,159	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	1,759,534	(2)	$6.48	(3)	692,159	(4)

(1)
Our 1997 Stock Option Plan expired in 2007 and no shares of common stock are available for issuance under that plan, although certain stock option awards remain outstanding in accordance with their terms. After our 2012 Equity Incentive Plan became effective upon the completion of our IPO in January 2013, no additional equity awards may be granted under the 2007 Stock Incentive Plan, although certain equity awards remain outstanding in accordance with their terms. We have not granted any purchase rights to date under the 2012 Employee Stock Purchase Plan.

(2)
Includes 1,651,326 of common shares to be issued upon the exercise of stock options and 108,208 common shares for distribution upon vesting of restricted stock units (including 60,000 performance based restricted stock units).

(3)	The weighted average exercise price in Column (b) does not take into account restricted stock units, which have no exercise price.
(4)	Includes 449,659 of common shares available for issuance under our 2012 Equity Incentive Plan, and 242,500 of common shares authorized under our 2012 Employee Stock Purchase Plan.

TRANSACTIONS WITH RELATED PARTIES
RELATED-PARTIES TRANSACTIONS POLICY AND PROCEDURES
Our Board of Directors has adopted a written related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involves exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.
Under the policy, if a transaction has been identified as a related party transaction, including any transaction that was not a related party transaction when originally consummated or any transaction that was not initially identified as a related party transaction prior to consummation, our management must present information regarding the related party transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate after taking into account possible recusals by Audit Committee members, then to another independent body of our Board of Directors, for review, consideration and approval or ratification.
The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related parties, the benefits to the Company of the transaction, whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally, and whether any alternative transactions were available. To identify related-party transactions in advance, we rely on information supplied by our executive officers, directors and significant shareholders. In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related party transactions, our Audit Committee, or other independent body of our Board of Directors, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event that the related party is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.
The policy requires that, in determining whether to approve, ratify or reject a related party transaction, our Audit Committee, or other independent body of our Board of Directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our shareholders, as our Audit Committee, or other independent body of our Board of Directors, determines in the good faith exercise of its discretion.
CERTAIN RELATED-PARTY TRANSACTIONS
The following is a summary of transactions since January 1, 2013 in which we have participated in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than five percent of our capital stock or any members of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation.”

Participation in Initial Public Offering
Some of the holders of more than five percent of our capital stock at the time of our initial public offering purchased an aggregate of 446,334 shares of our common stock in that offering at the initial public offering price.
This transaction was entered into prior to the adoption of the written policy described above, but was approved by our Board of Directors considering similar factors to those set forth under the new policy.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more shareholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
This year, a number of brokers with account holders who are LipoScience shareholders will be “householding” our proxy materials. A single set of Annual Meeting materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or LipoScience. Direct your written request to LipoScience’s Secretary at 2500 Sumner Boulevard, Raleigh, NC 27616 or contact Annie C.W. Poulos at 919-256-1245. Shareholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.
OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Kathryn F. Twiddy
Vice President, General Counsel and Corporate Secretary
April 29, 2014
A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2013 is available without charge upon written request to: Secretary, LipoScience, Inc., 2500 Sumner Boulevard, Raleigh, NC 27616.

LIPOSCIENCE

IMPORTANT ANNUAL MEETING INFORMATION

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DESIGNATION (IF ANY)
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 10, 2014.

Vote by Internet

- Go to **www.envisionreports.com/lpdx**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

Nominee	For	Withhold
01 - Howard B. Doran	☐	☐
02 - Daniel J. Levangie	☐	☐
03 - Joseph S. Zakrzewski	☐	☐

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	For	Against	Abstain
2. To ratify the selection of Ernst & Young LLP to serve as the independent registered public accounting firm for LipoScience, Inc. for the fiscal year ending December 31, 2014.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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2014 Annual Meeting

2014 Annual Meeting of
LipoScience, Inc. Shareholders

June 11, 2014, 10:00 a.m. Local Time
The Company's Headquarters
2500 Sumner Boulevard, Raleigh, North Carolina

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

LIPOSCIENCE

Proxy — LipoScience, Inc.

Notice of 2014 Annual Meeting of Shareholders

2500 Sumner Boulevard, Raleigh, North Carolina
Proxy Solicited by Board of Directors for Annual Meeting — June 11, 2014

Lucy G. Martindale and Howard B. Doran, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of LipoScience, Inc. to be held on June 11, 2014 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in the manner directed by the stockholder. If no such directions are indicated, the Proxies will vote the shares represented by this proxy FOR all the nominees and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)